Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
WEBMD HEALTH CORP.
2009 Financial Guidance
(in millions, except per share amounts)

	Year Ending
	December 31, 2009
	Range (c)

Revenue	$420.0	$440.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$110.0	$120.0

Adjusted EBITDA per diluted common share	$1.77	$1.94

Interest, taxes, non-cash and other items (b)
Interest income	4.0	4.0
Depreciation and amortization	(33.0)	(30.0)
Non-cash advertising	(1.8)	(1.8)
Non-cash stock-based compensation	(26.0)	(23.0)
Impairment of auction rate securities	—	—
Restructuring	—	—
Income tax provision	(21.8)	(28.4)

Income from continuing operations	$31.4	$40.8

Income from continuing operations per common share:
Basic	$0.53	$0.69

Diluted	$0.51	$0.66

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	59.0	59.0
Diluted	62.0	62.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures.

(b)	Reconciliation of Adjusted EBITDA to income from continuing operations.

(c)	The guidance for the year ending December 31, 2009 has been adjusted to exclude the discontinued operations of the Little Blue Book print directory business.
Additional information regarding guidance for third quarter of 2009:
•	Revenue is forecasted to be approximately $109 to $112 in the quarter ending September 30, 2009

•	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 28% in the quarter ending September 30, 2009

•	Income from continuing operations as a percentage of revenue is forecasted to be approximately 10% in the quarter ending September 30, 2009
Additional information regarding full year guidance:
•	Income tax rate for 2009 is forecasted to be approximately 41% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2009 of the valuation allowance against deferred tax assets.

•	The distribution of the annual revenue is expected to be approximately 78.5% public portal advertising and sponsorship and 21.5% private portal services. Quarterly revenue distribuitions may vary from this annual estimate.

•	Excludes the impact of the pending merger of WebMD and HLTH.